EXHIBIT 99.1

On June 27, 2007, Guitar Center, Inc. (the “Company” or “Guitar Center”) entered into an Agreement and Plan of Merger, dated as of June 27, 2007 (as amended from time to time, the “Merger Agreement”), with VH AcquisitionCo, Inc. (“Parent”) and VH MergerSub, Inc., a wholly-owned direct Subsidiary of Parent (“Merger Sub”).  Parent and Merger Sub are entities indirectly owned and controlled by Bain Capital Partners, LLC (the “Bain Capital”).  Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation of the merger (the “Merger”).  As a result of the Merger, private equity funds sponsored by Bain Capital and certain members of our management will own Guitar Center, Inc. Unless otherwise indicated or the context otherwise requires, references to “Guitar Center,” “we,” “our,” “us” and “the Company” below refer to Guitar Center, Inc. and its consolidated subsidiaries.

EXCERPTS FROM CONFIDENTIAL INFORMATION MEMORANDUM, DATED OCTOBER 5, 2007

Our company

Company overview

Guitar Center is the leading retailer of music products in the US and is nearly four times the size of its next largest competitor, as measured by estimated revenues, according to Music Trades Magazine.  The Company operates in three reportable segments under the classifications of GC Retail, Direct Response and Music & Arts.  GC Retail’s product offering includes guitars, amplifiers, percussion instruments, keyboards and pro audio and recording equipment.  The Direct Response catalogue and online product offering includes the same type of products for sale as offered by both GC Retail stores and Music & Arts.  Music & Arts’ product offering also includes band and orchestra instruments for rental and sale, as well as music lessons.  As of June 30, 2007, the Company’s wholly owned retail subsidiary operated 212 GC Retail stores in 42 states, and its Music & Arts segment operated 97 Music & Arts stores in 20 states.

For the 12 months ended June 30, 2007, the Company generated net sales and Adjusted EBITDA of $2.2bn and $185mm, respectively.

GC Retail.  The Company’s GC Retail stores offer an interactive, hands-on shopping experience with superior customer service and a broad selection of brand-name, high-quality products at competitive prices.  The Company creates an entertaining and exciting atmosphere in its stores with bold and dramatic merchandise presentations arranged by product category to create a “shop within a shop” customer experience.  Customers can obtain technical information and relevant insight from sales personnel and are encouraged to try products on display.  The Company believes that a significant portion of its GC Retail store sales are to professional and aspiring musicians who generally view the purchase of music products as a career necessity.  These sophisticated customers rely on the Company’s highly knowledgeable salespeople to answer technical questions, provide advice and assist in product demonstrations.

The Company’s primary format GC Retail stores serve major metropolitan population centers and generally range in size from 12,000—30,000 sq. ft.  Its secondary format stores, the first of which opened in 2000, serve metropolitan areas not served by its primary format stores and generally range in size from 8,000—10,000 sq. ft.  In late 2005, the Company opened its first tertiary market store to serve smaller population centers.  Tertiary format stores generally are expected to be approximately 5,000 sq. ft.  As of June 30, 2007, GC Retail operated 139 primary format stores, 70 secondary format stores and 3 tertiary format stores, all in the US.

The Company’s GC Retail stores generated net sales of $1,564mm, or 73% of its consolidated net sales, and $152mm of Adjusted EBITDA for the 12 months ended June 30, 2007.

Direct Response.  The Company’s Musician’s Friend subsidiary operates a direct response e-commerce and catalog business, offering a shopping experience that includes technical product information, order confirmations by a live person, quick and efficient sales and service and a musician-based staff for after-sale support.  The Company believes that it has the largest music products direct sale business in the US.  Musician’s Friend’s catalogs and websites, which include www.musiciansfriend.com, www.guitarcenter.com, www.wwbw.com, www.music123.com and other related websites, offer a wide assortment of products and promotions.  In June 2006, the Company launched

www.guitarcenter.com as an e-commerce website.  The Company acquired the Woodwind & Brasswind business and its websites and catalogs in February 2007.  Its Direct Response segment generated net sales of $434mm, or 20% of its consolidated net sales, and $34mm of Adjusted EBITDA for the 12 months ended June 30, 2007.

Music & Arts.  The Company’s Music & Arts segment operates stores specializing in band and orchestra instruments for sale and rental to teachers, band directors, college professors, parents and students.  Most of its Music & Arts stores also sell a limited assortment of guitars, amplifiers, percussion instruments, keyboards, pro audio equipment and recording equipment, as well as provide in-store music lessons.  Music & Arts instrument rentals are conducted onsite through its outbound education representatives, over-the-counter at its retail locations and through affiliated stores operated by third-parties.  The Company’s Music & Arts segment is the largest retailer to students and beginner musicians with over 97 stores, 120 educational representatives and 270 affiliates, which generated over 250,000 rental contracts for the year ended December 31, 2006.

The Company’s Music & Arts stores range from 830—11,500 sq. ft., with an average store size of approximately 3,800 sq. ft.  The Company’s Music & Arts segment generated net sales of $157mm, or 7% of its consolidated net sales and ($1mm) of Adjusted EBITDA for the 12 months ended June 30, 2007.

Business segments

($mm)	GC Retail	Direct Response	Music & Arts
Brand positioning	• Retail stores targeting professional and aspiring professional musicians	• E-commerce and catalog business targeting the serious and hobbyist musician	• Stores targeting the beginning musician, specializing in band and orchestra instruments
LTM sales ($)	$1,564	$434	$157
% total sales	72.6%	20.1%	7.3%
LTM Adj. EBITDA(1)($)	$152	$34	($1)
% total Adj. EBITDA	82.0%	18.3%	(0.3%)
No. of stores	212	N/A	97
Average store size (sq. ft)	12—30K	N/A	4K

(1)             LTM June 30, 2007 Adjusted EBITDA of $185mm

Historical financial overview

The following table sets forth the historical financial results of the Company from fiscal year ended December 31, 2004 to the 12-month period ended June 30, 2007.

Historical financial summary
($mm)

FYE December 31	2004		2005		2006		LTM June ’07		PF LTM June ’07
Guitar Center retail	$1,161.4		$1,314.1		$1,493.2		$1,563.8		$1,563.8
Direct Response	311.3		365.1		391.7		434.0		434.0
Music & Arts	40.4		103.1		145.0		156.8		156.8
Revenue	$1,513.1		$1,782.3		$2,029.9		$2,154.6		$2,154.6
% growth	18.8%		17.8%		13.9%		—		—
Guitar Center retail	94.8		129.0		140.3		145.2		145.2
Direct Response	38.3		34.0		35.3		32.7		32.7
Music & Arts	(3.0)		(2.0)		5.7		2.2		2.2
EBITDA	$130.0		$161.0		$181.4		$180.1		$180.1
% margin	8.6%		9.0%		8.9%		8.4%		8.4%
% growth	—		23.8%		12.7%		—		—
Cash rent(1)					5.3		5.3		5.3
Transaction expenses					—		2.8		2.8
Gain on sale of property					(2.1)		(2.1)		(2.1)
Other(2)					(1.7)		(1.3)		(1.3)
Adjusted EBITDA	$130.0		$161.0		$182.8		$184.8		$184.8
Rent expense	38.2		45.4		53.8		60.5		60.5
Adjusted EBITDAR	$168.2		$206.4		$236.6		$245.3		$245.3
% margin	11.1%		11.6%		11.7%		11.4%		11.4%
% growth	—		22.7%		14.6%		—		—
Total cash interest	4.7		6.0		9.6		10.4		108.0
Total capex
Reported	26.2		75.5		84.4		85.4		85.4
Normalized capex
Reported							43.9		43.9
Adj. EBITDA/total cash interest	27.7	x	26.8	x	19.0	x	17.8	x	1.7	x
(Adj. EBITDA—normalized capex)/total cash interest	22.1	x	14.3	x	10.3	x	13.5	x	1.3	x

(1)             Non-cash rent represents difference between GAAP rent expense and actual cash rent paid in period

(2)             Other QofE Adjustments include a one-time reversal of MAC shrinkage reserve (-$2.9M), one-time costs associated with a new MF fulfillment center (+$1.3M), and several other smaller adjustments (+$0.3M total)

Note: Amounts in table may not add due to rounding

Adjusted EBITDA calculation

The following table sets forth the reconciliation from Reported EBITDA in the 12-month period ended June 30, 2007 to Adjusted EBITDA in the same period:

LTM 2Q07 Adjusted EBITDA reconciliation

($mm)

	Historical
	2002A	2003A	2004A	2005A	2006A	LTM June ‘07
Reported net income	$25.3	$36.9	$63.4	$76.7	$0.4	($1.9)
Interest expense, net	13.1	12.5	5.4	7.3	8.4	8.4
Tax expense	15.5	22.6	38.9	48.0	40.5	41.1
Depreciation and amortization expense	16.9	20.6	22.3	29.0	36.8	42.4
Reported EBITDA	70.7	92.7	130.0	161.0	86.2	89.9
MAC Goodwill write-down(1)	—	—	—	—	80.2	80.2
Stock-based Compensation(2)	—	—	—	—	15.0	10.1
Reported EBITDA(3)	$70.7	$92.7	$130.0	$161.0	$181.4	$180.1
Cash Rent(4)					5.3	5.3
Transaction Expenses					—	2.8
Gain on sale of San Jose Property					(2.1)	(2.1)
Other(5)					(1.7)	(1.3)
Adjusted EBITDA					$182.8	$184.8
Capex					(84.4)	(85.4)
Change NWC(6)					104.5	121.2

(1)             In the fourth quarter of 2006, the Music & Arts segment recorded an impairment charge of $80.2 million, reflecting a write-down of goodwill as a result of the segment’s current operating performance and a fourth quarter change in strategy to reduce further investments in the segment and slow down growth in future years

(2)             Includes options, LTIP, ESPP and restricted stock expense

(3)             For comparability, 2006 and LTM 2Q2007 exclude $80mm MAC goodwill write down and stock compensation costs

(4)             Non-cash rent represents difference between GAAP rent expense and actual cash rent paid in period

(5)             Other QofE Adjustments include a one-time reversal of MAC shrinkage reserve (-$2.9M), one-time costs associated with a new MF fulfillment center (+$1.3M), and several other smaller adjustments (+$0.3M total)

(6)             Net Working Capital includes accounts receivable, merchandise inventories, prepaid expenses and other current assets, intangible and other assets, accounts payable, accrued expenses and other current liabilities, and merchandise advances

Note: Amounts in table may not add due to rounding

LTM 2Q07 Adjusted EBITDA reconciliation
($mm)

	Historical
	2004A	2005A	2006A	LTM June ’07		LTM June ’07 incl. new store ramp
Reported net income	$63.4	$76.7	$0.4	($1.9)		($1.9)
Interest expense, net	5.4	7.3	8.4	8.4		8.4
Tax expense	38.9	48.0	40.5	41.1		41.1
Depreciation and amortization expense	22.3	29.0	36.8	42.4		42.4
Reported EBITDA	130.0	161.0	86.2	89.9		89.9
MAC Goodwill write-down(1)	—	—	80.2	80.2		80.2
Stock-based Compensation(2)	—	—	15.0	10.1		10.1
Reported EBITDA(3)	$130.0	$161.0	$181.4	$180.1		$180.1
Cash Rent(4)			5.3	5.3		5.3
Transaction Expenses			—	2.8		2.8
Gain on sale of San Jose Property			(2.1)	(2.1)		(2.1)
Other(5)			(1.7)	(1.3)		(1.3)
Adjusted EBITDA			$182.8	$184.8		$184.8
New store ramp(7)						26.3
Adjusted EBITDA incl. new store ramp						$211.1
Capex			(84.4)	(85.4)		(85.4)
Change NWC(6)			104.5	121.2		121.2
Credit Ratios
Senior Secured Debt / Adj. EBITDA				4.3	x	3.8	x
Total Opco Debt / Adj. EBITDA				6.4	x	5.6	x
Total Opco Debt + 8x rent / Adj. EBITDAR				6.8	x	6.1	x
Total Holdco Debt / Adj. EBITDA				8.4	x	7.3	x

(1)             In the fourth quarter of 2006, the Music & Arts segment recorded an impairment charge of $80.2 million, reflecting a write-down of goodwill as a result of the segment’s current operating performance and a fourth quarter change in strategy to reduce further investments in the segment and slow down growth in future years

(2)             Includes options, LTIP, ESPP and restricted stock expense

(3)             For comparability, 2006 and LTM 2Q2007 exclude $80mm MAC goodwill write down and stock compensation costs

(4)             Non-cash rent represents difference between GAAP rent expense and actual cash rent paid in period

(5)             Other QofE Adjustments include a one-time reversal of MAC shrinkage reserve (-$2.9M), one-time costs associated with a new MF fulfillment center (+$1.3M), and several other smaller adjustments (+$0.3M total)

(6)             Net Working Capital includes accounts receivable, merchandise inventories, prepaid expenses and other current assets, intangible and other assets, accounts payable, accrued expenses and other current liabilities, and merchandise advances

(7)             EBITDA to be contributed by existing new stores

Note: Amounts in table may not add due to rounding

Third Quarter 2007 Update

The Company expects that results for the quarter ended September 30, 2007 will result in Adjusted EBITDA of between $26.0mm to $30.0mm (not adding back one time costs related to DC relocation). These results are below original expectations principally as a result of a one time impact related to the relocation of the principal fulfillment operations of the direct response business. In this transition, Guitar Center relocated the operations previously conducted in a 350,000 sq. ft. facility in Kansas City, two satellite facilities in Kansas City, and a substantial portion of the former WWBW operations in South Bend into a single new 750,000 sq. ft. facility in the Kansas City area. The new Kansas City center fulfills orders for most of the online and catalog order business of the Company. Logistic delays and warehouse management system conversion issues related to the fulfillment center consolidation caused a longer than expected suspension of order processing and deliveries, excessive order backlog, lost revenue from cancelled orders and increased labor and other expenses incurred to compensate for these transition issues. The Company believes the total impact of this issue for the quarter will be shortfall of approximately $7.0 - $9.0 million in cash that will impact Adjusted EBITDA. Approximately 1/3 of the estimated shortfall is attributed to one time costs and approximately 2/3 of the estimated shortfall is attributed to lost sales related to the DC relocation.

Guitar Center has now attained normal operations at the new facility and the Company’s catalog and online business and order backlog have returned to normal levels. The facility is now performing in line with expectations. Promotion programs will begin in the fourth quarter to win back online and catalog customers that were negatively impacted during this period. Management believes that the unexpected costs of the transition were isolated to the third quarter and does not expect a negative impact to fourth quarter financial performance of the direct response business.

For the quarter ended September 30, 2007, comparable store sales for Guitar Center retail were 1.3%.